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                                                                     Exhibit 4.1
                                                                     -----------


                    AMENDMENT NO. 2 TO THE RIGHTS AGREEMENT
                    ---------------------------------------


     Amendment No. 2, dated as of September 18, 1998 (this "Amendment No. 2"), to the Rights Agreement, dated as of September 29, 1995, between ABC Rail Products Corporation, a Delaware corporation (the "Company") and La Salle National Trust, N.A., a national banking association (the "Rights Agent").


                             W I T N E S S E T H :
                             - - - - - - - - - - -

     WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of September 29, 1995, and amended on November 18, 1996 (as so amended, the "Rights Agreement");

     WHEREAS, the Company, ABCR Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, and NACO, Inc., a Delaware corporation ("NACO"), intend to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement");

     WHEREAS, NACO will not enter into the Merger Agreement unless the Company and its Board of Directors first shall have taken all necessary and appropriate action so that the Rights Agreement will be inapplicable to the Merger Agreement and the consummation of the transactions contemplated thereby; and

     WHEREAS, pursuant to and in compliance with the provisions of Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and agreements herein contained, the Company and the Rights Agent agree as follows:

     SECTION I. Defined Terms. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Rights Agreement.

     SECTION II.  Amendments to the Rights Agreement.

          2.01. Section 1 of the Rights Agreement is amended by adding the following between the definitions of "Final Expiration Date" and "Person" on page 7:

          " 'Merger Agreement' shall mean the Agreement and Plan of Merger, dated as of September 18, 1998, among NACO, Inc., a Delaware corporation ("NACO"), ABC Rail Products Corporation, a Delaware corporation ("ABC"), and ABCR Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of ABC ("Merger Subsidiary")."

          2.02. Section 1 of the Rights Agreement is hereby amended by adding the following new paragraph at the end of that Section:

               "Notwithstanding anything in this Agreement to the contrary,
          (i) none of NACO or any of its permitted assignees or transferees shall be deemed an Acquiring Person, and none of a Distribution Date, a Shares Acquisition Date, a Triggering Event or an event described in the first clause (i) or the first clause (ii) of Section 34(b) shall be deemed to occur or to have occurred, in each such case, by reason of the approval, execution or delivery of the Merger Agreement, the consummation of the Merger (as defined in the Merger Agreement) or the consummation of the other transactions contemplated by the Merger Agreement and (ii) any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person for or pursuant to the
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     terms of any such plan) who or which, together with all Affiliates and
     Associates of such Person, is, as of the Effective Time (as defined in the Merger Agreement), the Beneficial Owner of 15% or more of the then-outstanding Common Shares, shall not be deemed to have become an Acquiring Person unless and until such time as (A) such Person or any Affiliate or Associate of such Person thereafter becomes the Beneficial Owner of additional Common Shares representing 1% or more of the then-outstanding Common Shares other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally or (B) any other Person who is the Beneficial Owner of Common Shares representing 1% or more of the then-outstanding Common Shares thereafter becomes an Affiliate or Associate of such Person."

          2.03. Section 27 of the Rights Agreement is hereby amended by adding the following new sentence at the end of that Section:

          "Notwithstanding anything in this Agreement to the contrary (and in addition to the requirements set forth in Section 34(b)), any redemption of the Rights or any supplement, modification, amendment or waiver of any provision hereunder by the Company shall not be effective unless such supplement, modification, amendment or waiver is approved by not less than 80% of the members of the Board of Directors then in office."

          2.04. Exhibits B and C to the Rights Agreement are hereby amended in a manner consistent with this Amendment No. 2.

     SECTION III.   Miscellaneous.

          3.01. Governing Law. This Amendment No. 2 shall be deemed to be made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within the state of Delaware.

          3.02. Counterparts. This Amendment No. 2 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          3.03. Descriptive Headings. Descriptive headings of the several Sections of this Amendment No. 2 have been inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

          3.04. Ratification. This Amendment No. 2 is limited as specified and shall not constitute a modification, acceptance, consent or waiver of any other provision of the Rights Agreement. The Rights Agreement, including the Exhibits thereto, as hereby amended is in all respects ratified and confirmed, and all rights and powers created thereby or thereunder shall be and remain in full force and effect. From and after the date hereof, all references in the Rights Agreement, the Exhibits thereto and all other documents related to the Rights Agreement shall be deemed to be references to the Rights Agreement after giving effect to this Amendment No. 2.

          3.05. Effectiveness. This Amendment No. 2 shall be effective as of, and immediately prior to, the execution and delivery of the Merger Agreement.
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  IN WITNESS WHEREOF, the parties have caused this Amendment No. 2 to be duly executed and attested, all of the day and year first above written.

Attest:                                     ABC Rail Products Corporation

By: /s/  Lynn Gregory                       By: /s/  Robert W. Willmschen
    ----------------------------               --------------------------------
    Name:  Lynn Gregory                        Name:   Robert W. Willmschen
    Title: Executive Assistant                 Title:  Executive Vice President
                                                       and Chief Financial
                                                       Officer


Attest:                                     La Salle National Trust, N.A.

By: /s/ Pamela Ristau                       By: /s/ Sarah H. Webb
    ----------------------------               --------------------------------
    Name: Pamela Ristau                        Name:   Sarah H. Webb
    Title: Assistant Secretary                 Title:  First Vice President